Exhibit 4.1

CALLISTO PHARMACEUTICALS, INC.

420 Lexington Avenue, Suite 1609

New York, New York 10170

REQUEST FOR EXTENSION

March 16, 2010

To:                             All holders of the above company’s

                                                6% Secured Promissory Notes due April 15, 2010 (the “Notes”)

                                                $603,163.02 principal amount outstanding

Callisto Pharmaceuticals, Inc., a Delaware corporation (the “Company”), subject to the conditions set forth below, hereby offers the holders of the Notes, shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) in exchange for their respective agreements to amend the Notes to extend the date that principal and related interest is due on the Notes. The number of Shares to be issued to each holder in consideration is fifteen percent (15%) of the amount of principal and interest due on the Notes as of March 31, 2010, payable in Shares.

The precise number of Shares to be issued to each holder will be determined by multiplying the sum of the principal amount of the holder’s Note and the interest that will have accrued as of March 31, 2010 by 0.15 and dividing the result by $0.3770 (the average closing price for Shares reported by OTCBB for the 20 consecutive trading days ending March 8, 2010(1)).  In the event the resulting number of Shares issuable to any particular holder includes a fraction of a Share, the number of Shares to be issued will be rounded up to the nearest whole Share.

The offer is subject to and expressly conditioned upon the acceptance of not less than the holders of $422,215 principal amount(2) of the Notes on or before 5:30 pm EST March 25, 2010 of an amendment to the Notes extending the date principal and interest is due on the Notes from April 14, 2010 to April 30, 2011, which condition may be waived by the Company, at its sole discretion.  If accepted by such holders, the amendment will, under the terms of the Notes, be binding on all holders and all holders will receive their allocated portion of the Shares.  Delivery of the Shares will be made to you at your address as it appears on the Company’s Note register.  Please complete, sign and return

(1) See Exhibit A,

(2) Represents the amount of principal, the holders of which may approve amendments to the Notes.   a set forth in the fifth full paragraph of page 3 of the Notes.  The paragraph of the Notes that fixes the requisite approval for amendments is the fifth full paragraph of the Notes and is set forth as Exhibit B.

the Extension Agreement (in the form annexed hereto as Exhibit C) and your original manually signed Note to:

Jeffrey J. Fessler

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Tel: (212) 398-4627

Fax: (212) 202-7735

jfessler@srff.com

If the amendment is approved, absent your written instructions to the contrary below, certificates representing the Shares and your original Note with an endorsement indicating the new maturity date will be delivered by Federal Express, second day, to your address as it appears on the Company’s Note register.

THE COMPANY RESERVES THE RIGHT TO MODIFY OR WITHDRAW THIS OFFER AT ANY TIME.

Very truly yours,

Gary S. Jacob, CEO

Exhibit A — Price Data

Exhibit B — Requisite Approval

Exhibit C — Extension Agreement

2

Exhibit A

Price Data

The following table presence closing price data for share of Callisto Pharmaceuticals, Inc. for the 20 consecutive trading days ending March 8, 2010:

Date	Close	Average
Monday, March 08, 2010	0.47
Friday, March 05, 2010	0.47
Thursday, March 04, 2010	0.47
Wednesday, March 03, 2010	0.48
Tuesday, March 02, 2010	0.49
Monday, March 01, 2010	0.4
Friday, February 26, 2010	0.42
Wednesday, February 24, 2010	0.42
Tuesday, February 23, 2010	0.49
Monday, February 22, 2010	0.3
Friday, February 19, 2010	0.3
Thursday, February 18, 2010	0.3
Tuesday, February 16, 2010	0.3
Thursday, February 11, 2010	0.31
Wednesday, February 10, 2010	0.31
Tuesday, February 09, 2010	0.31
Monday, February 08, 2010	0.31
Friday, February 05, 2010	0.37
Thursday, February 04, 2010	0.34
Wednesday, February 03, 2010	0.28	0.3770

Exhibit B

Requisite Approval

“No provision of this Note may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Borrower and the Lenders holding at least 70% of the principal amount outstanding of the Notes. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.”

Exhibit C

Amendment Agreement